ZBB ENERGY CORPORATION
CHARTER FOR THE
NOMINATING / GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS

I.     PURPOSE

     The Nominating/Governance Committee (the “Nominating/Governance Committee”) of ZBB Energy Corporation (the “Company”) shall, in consultation with the Chief Executive Officer (the “CEO”) and Chairman of the Board of Directors (the “Board” and, each member thereof being sometimes referred to herein as a “Director”), recommend a slate of directors to the Company’s Board for each class of Directors up for election at the annual meeting of shareholders, or one or more nominees to fill vacancies (whether by increase in Board size or otherwise), if any, occurring in each class of Directors between annual meetings of shareholders; and shall develop a set of governance guidelines to promote the effective functioning of the Board and its committees, to promote the interests of shareholders and to set forth a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. This Nominating/Governance Committee Charter (the “Charter”) may be amended only as set forth herein.

II.     COMPOSITION OF THE NOMINATING/GOVERNANCE COMMITTEE

     The Nominating/Governance Committee shall be comprised of not less than three independent Directors each of whom shall be (a) a non-employee director within the meaning of Rule 16b-3 issued under the Securities and Exchange Act of 1934, as amended (b) “independent directors” as that term is defined by the American Stock Exchange Company Guide (the “Amex Company Guide”) and related listing standards. Each Nominating/Governance Committee member shall be subject to annual reconfirmation and may be removed by the majority of remaining Board members at any time. The Nominating/Governance Committee and its members shall also have authority to remain in compliance with all other rules and regulations applicable to it from time to time, by the American Stock Exchange or the Securities and Exchange Commission, or by other regulatory authorities or exchanges whose rules apply to it.

III.     RESPONSIBILITIES AND DUTIES

     In carrying out the purpose set forth in Section I, above, the Nominating/Governance Committee shall:

     a. In consultation with the CEO and the Chairman of the Board of Directors, identify and review individuals qualified to become candidates for the Board of Directors and recommend to the full Board candidates for nomination to the Board. This shall include the responsibility for establishing a mechanism by which Company shareholders may propose board candidates and reviewing such candidates. At the time of recommending Director nominees to the Board, the committee shall inform the Board of the criteria used in making its recommendations. As part of its process of recommending nominees to the Board, endeavor to maintain a Board consisting of a majority of directors who are independent under the Amex Company Guide and listing standards. The Nominating/Governance Committee shall also take into account the needs of the Audit and

Compensation Committees to have independent directors with financial literacy and at least one member who has accounting or related financial management expertise and, who meets the definition of an “audit committee financial expert” under the rules of the Securities and Exchange Commission. The Nominating/Governance Committee shall remain current and endeavor to comply in all respects with the compliance rules of the Securities and Exchange Commission and the American Stock Exchange relating to composition of such Audit, Nominating and Compensation committees which rules and composition requirements may change from time to time.

     b.     The composition of the Board should encompass a broad range of skills, expertise, industry knowledge and diversity of opinion. The Committee shall review from time to time the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, including such factors as business experience, diversity, and personal skills in energy industry matters, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board.

     c.     Periodically evaluate the performance of the Board of Directors and make recommendations to improve the performance of the Board.

     d.     Have full access to the Company’s executives as necessary to carry out this responsibility.

     e.     Perform any other activities consistent with this Charter, the Company’s Bylaws, as in effect at the time, and governing law as the Nominating/Governance Committee or the Board deems necessary or appropriate.

     f.     Review the Charter from time to time for adequacy and recommend any changes to the Board.

     g.     Report to the Board on the major items covered at each Committee meeting.

IV.     NOMINATING/GOVERNANCE COMMITTEE MEETINGS

     The Nominating/Governance Committee will meet periodically as necessary to act upon any matter within its jurisdiction. A majority of the total number of members of the Nominating/Governance Committee shall constitute a quorum at all Nominating/Governance Committee meetings. All meetings shall be held subject to and in accordance with the By-laws of the Corporation (including without limitation notice, quorum and votes/actions of the committee) and other applicable sections of Wisconsin Business Corporation Law. Minutes shall be kept of each meeting of the Nominating/Governance Committee.

V.     AMENDMENT

     This Nominating/Governance Committee Charter maybe amended by the affirmative vote of the Board of Directors.

2